Exhibit 10.1

EXECUTION VERSION

SEPARATION AND RELEASE AGREEMENT

This Separation Agreement and Release (“Agreement”) is entered into by and between Gregory P. Rustowicz (“you” or “your”) and Columbus McKinnon Corporation, a New York corporation (“Company”). You and Company may be referred to herein individually as a “Party” and collectively as the “Parties.”

1. Employment Separation. Your employment with Company ends on July 1, 2026 (“Separation Date”). You will be paid for all outstanding wages earned through and including the Separation Date, which will be paid on the next regular payday, or as required by law. After the Separation Date, you will not represent to others that you are an employee, agent, or representative of Company or any Releasee (as defined below) for any purpose.

2. Separation Benefits. If you timely execute, do not revoke, and comply with this Agreement and all other obligations under other agreements previously entered into with the Company, including but not limited to previously executed Non-Disclosure Agreements, Company will provide you with the following (collectively, the “Separation Benefits”):

a. Change in Control Agreement Benefits. Subject to Section 4(vi) of the Change in Control Agreement (as defined below) and any other relevant terms and conditions set forth in the Change in Control Agreement, Company confirms that on or before August 1, 2026 it will provide you with the severance pay and other benefits provided for in Section 4(iii) of that certain Change in Control Agreement entered into between the Parties in 2024 (the “Change in Control Agreement”) pursuant to a termination of your employment by the Company without cause in connection with a change in control of the Company; provided, however, that, notwithstanding the foregoing, any amount payable to you under the Columbus McKinnon Corporation Deferred Compensation Plan that is subject to a six month payment delay pursuant to Section 409A (as defined herein) shall be paid to you after such payment delay period has run in full.

b. Reimbursement of Attorney’s Fees. The Company shall reimburse you for reasonable attorneys’ fees and costs actually incurred by you in connection with the review and negotiation of this Agreement, up to a maximum of Ten Thousand Dollars ($10,000) (the “Fee Cap”). To receive reimbursement, you shall submit to the Company documentation reasonably evidencing such fees and costs within thirty (30) days following the Separation Date. The Company shall make payment within thirty (30) days after receipt of such documentation.

c. Outplacement Services. You have informed the Company that you do not intend to utilize the outplacement services of up to Twenty-Five Thousand Dollars ($25,000) provided under the Change in Control Agreement. In lieu of those services, and as additional consideration for your execution of this Release, the Company will pay you a cash amount of $25,000, subject to applicable tax withholding, on or before August 1, 2026.

d. Unemployment Benefits. Company will not request a hearing on any claim for unemployment benefits that you may file in connection with your separation from employment with Company. However, nothing herein will restrict Company or any of its agents from providing truthful and complete information in response to any request from the North Carolina Department of Commerce (“NCDOC”) in connection with any hearing, subpoena, or appeal regarding any claim for unemployment benefits you may file. You acknowledge that unemployment benefit eligibility determinations are made solely by the NCDOC and Company will not be responsible for such determinations.

3. General Release.

a. In exchange for the Separation Benefits and other good and valuable consideration, the sufficiency of which you acknowledge, you, on behalf of yourself and your heirs, executors, personal representatives, successors, and assigns (each a “Releasor” and collectively the “Releasors”) hereby release and forever discharge Company and all of its current and former parents, related companies, subsidiaries, and affiliates, and each of these entities’ current and former employees, officers, owners, directors, members, partners, agents, insurers, contractors, attorneys, successors, and assigns, in both their individual and official capacities (each a “Releasee” and collectively “Releasees”), of and from any and all claims, complaints, demands, actions, causes of action, suits, rights, debts, obligations, judgments, damages, entitlements, liabilities, and expenses (including attorneys’ fees), of any kind or nature whatsoever (collectively, “Claims”) that any Releasor now has or ever had against any Releasee, whether known or unknown, suspected or unsuspected, or concealed or apparent (the Claims released by this Section 3 may collectively be referred to as the “Released Claims”).

b. For the avoidance of doubt, and without limiting the broad nature of the Released Claims, this Agreement releases each of the Releasees from any and all Claims: (1) related to your employment with Company or any other Releasee, and the termination of such employment; (2) arising under any law relating to employment, including, but not limited to (all as amended and including any respective implementing regulations), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, the Worker Adjustment and Retraining Notification Act of 1988, the Equal Pay Act of 1963, the Genetic Information Nondiscrimination Act of 2008, the Civil Rights Act of 1866 (42 U.S.C. §§ 1981–1988), the Immigration Reform and Control Act of 1986, the Employee Retirement and Income Security Act of 1974 (“ERISA”), the Families First Coronavirus Response Act of 2020, the Coronavirus Aid, Relief, and Economic Security Act of 2020, the American Rescue Plan Act of 2021, the Fair Credit Reporting Act, the North Carolina Employment Practices Act, the North Carolina Retaliatory Employment Discrimination Act, the North Carolina Persons with Disabilities Protection Act, North Carolina’s laws prohibiting Discrimination Against Persons with Sickle Cell Trait, Discrimination Based Upon Genetic Testing and Information, Discrimination Based Upon Use of Lawful Products, Discrimination Based Upon AIDS or HIV Status, Jury Service Discrimination, and Military Service Discrimination, and any and all state and local laws that may be legally waived; (3) for wages, wage supplements, bonuses, commissions, incentive compensation, vacation, paid time off, severance pay (except as expressly provided in this Agreement or in the Change in Control Agreement), or any other form of compensation that may be legally waived; (4) arising under any employee benefit plan, policy, or practice; (5) arising under tort, contract, or quasi-contract law, including but not limited to claims of negligence, breach of an expressed or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, quantum meruit, detrimental reliance, retaliation, violation of public policy, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, constructive termination, wrongful or retaliatory discharge, fraud, concealment, defamation, slander, libel, false imprisonment, negligent misrepresentation, or negligent or intentional infliction of emotional distress; (6) for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, compensatory or punitive damages, liquidated damages, experts’ fees, medical fees or expenses, costs or disbursements; and (7) arising under any other foreign, federal, state, or local law, statute, amendment, rule, regulation, order, code, common law, policy, ordinance, guideline, or court decision. The identification of specific statutes in this release is for purposes of example, and the omission of any specific statute or law shall not be construed to limit the scope of Released Claims. Except as set forth in Section 3 of this Agreement, you agree not to file a lawsuit or administrative claim asserting any Released Claim.

c. Notwithstanding anything to the contrary, the Released Claims do not include any claim: (1) to enforce this Agreement; (2) that arises exclusively after the date you execute this Agreement; (3) to vested rights under any of Company’s employee benefit plans governed by ERISA; (4) for COBRA benefits; or (5) that cannot be released under law, such as claims for statutory unemployment benefits or workers’ compensation benefits.

4. Return of Company Property. You represent and warrant that you have returned, or will return within thirty (30) days of the Separation Date, to Company all of Company’s property in your possession, custody, or control, whether created by you or others, including but not limited to, identification cards or badges, uniforms, access codes, keys, electronic devices, and electronically stored or physical documents and files.

5. Confidentiality.

a. Definition of Confidential Information and Acknowledgements.

1. You understand and acknowledge that during the course of employment with Company, you had access to confidential, secret, and proprietary documents, materials, data, and other information, in tangible and intangible form, of and relating to Company, its parents, subsidiaries, and other affiliates (together with Company, the “Company Group”), and their existing and prospective partners, clients, customers, suppliers, vendors, and other associated third parties (“Confidential Information”). You further understand and acknowledge that this Confidential Information, as well as the ability of Company to reserve this Confidential Information for its exclusive knowledge and use, is of great competitive importance and commercial value to Company, and that your improper use or disclosure of Confidential Information will cause irreparable harm to Company for which remedies at law will not be adequate and may also cause Company to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages, and criminal penalties.

2. For purposes of this Agreement, “Confidential Information” includes all information not generally known to the public disclosed to you by Company or any member of the Company Group or of which you become aware in connection with your employment with Company, in spoken, printed, electronic, or any other form or medium, relating, directly or indirectly, to: commercial, technical, financial, asset, accounting, business, legal, product, or market-related information, including, without limitation, trade secrets, business processes, plans, practices, methods, policies, techniques, and strategies, marketing materials, revenue information, expense information, grant or other funding information, and credit information; ideas (whether patentable or not), concepts, discoveries, developments, inventions, specifications, research, formulae, know-how, and other intellectual property; agreements, transactions, potential transactions, negotiations, and pending negotiations; client, customer, supplier, partner, debtor, and creditor information, including, but not limited to, lists, preferences, histories, and confidential or propriety information thereof; internal controls and security procedures; and information belonging to a third party that is subject to a duty of confidentiality on the part of Company. Confidential Information does not include information that is generally available in the public domain, provided that such availability is not the direct or indirect fault of yourself or any person(s) acting on your behalf. Confidential Information also does not include wages, benefits, or other terms and conditions of employment to the extent you have a protected right to disclose such information.

3. You understand that the above list is not exhaustive, and that Confidential Information also includes other information that marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. Your obligations under this Agreement with regard to any particular Confidential Information commence when you first had access to such Confidential Information (whether before or after you begin employment with Company, and whether before or after you signed this Agreement) and shall continue in perpetuity until such time as such Confidential Information has become public knowledge other than as a result of a breach of this Agreement by you or those acting on your behalf.

b. Disclosure and Use Restrictions; Permitted Disclosures.

1. You covenant and agree to: (A) treat all Confidential Information as strictly confidential; (B) not to directly or indirectly disclose, publish, communicate, disseminate, or otherwise make available Confidential Information, or allow Confidential Information to be disclosed, published, communicated, disseminated, or otherwise made available, in whole or part, to any other entity or person without the prior consent of an authorized officer acting on behalf of Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such consent); and (C) (i) not improperly access or use any Confidential Information, (ii) not improperly copy any documents, records, files, media, or other resources containing any Confidential Information, and (iii) not remove any such documents, records, files, media, or other resources from the premises or control of Company or the Company Group. [Your obligations under this Section 5 are in addition to, not in replacement of, those Non-Disclosure Agreements previously executed, which you hereby reaffirm and which will continue in full force and effect in accordance with their terms.

2. Nothing in this Agreement or the previously executed Non-Disclosure Agreements shall be construed to prevent disclosure of Confidential Information to the extent required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. Except where inconsistent with law, you will promptly provide written notice of any such order to an authorized officer of Company. Nothing in this Agreement prohibits or restricts you (or your attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission, any self-regulatory organization, or any other federal or state regulatory authority, or from seeking and obtaining any whistleblower award to which you may be entitled under applicable law or regulations.

3. Notwithstanding any other provision of this Agreement or the previously executed Non-Disclosure Agreements, you will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If you file a lawsuit for retaliation by Company for reporting a suspected violation of law, you may disclose Company’s trade secrets to your attorney and use the trade secret information in the court proceeding if you file any document containing the trade secret under seal and do not disclose the trade secret, except pursuant to court order.

6. Non-Disparagement. You agree to refrain from making negative, derogatory, and/or defamatory statements, whether verbal or written, about the Releasees. This includes criticism of the Company or its management philosophies, direction, or values. The Company shall not, and shall instruct its executive officers to not, make negative, derogatory, and/or defamatory statements, whether verbal or written about you.

7. Further Continuing Duties. You shall reasonably cooperate (with due regard to your professional and personal commitments) with the Company in its defense or prosecution of litigation, administrative charges or hearings and related matters with respect to issues arising during your tenure with the Company, as may be required by the Company in connection with any formal or informal state, local, and/or federal administrative, governmental or judicial matter or investigation by or of the Company. The Company will reimburse you for any time spent for such cooperation at the rate of $250 an hour, and further pay reasonable costs (meals, travel, lodging, etc.) incurred in connection therewith.

8. No Admission. The making of this Agreement is not, and may not be construed or represented as, an admission that Company or any Releasee has violated any law or has committed any wrong against you or any other person or entity.

9. Severability. If any provision of this Agreement is found by a court or administrative agency to be illegal or unenforceable, it will be modified to the minimum extent necessary to make it lawful and enforceable to carry out the intent and agreement of the Parties, and as so modified, it, together with the remainder of this Agreement, will remain in full force and effect. If such provision cannot be so modified, it will be severed from this Agreement, this Agreement will be construed as if the provision had not been set forth in it, and the remainder of this Agreement will remain in full force and effect.

10. Protected Rights. This Agreement does not preclude you from filing a charge with or participating in any investigation or proceeding conducted by the Occupational Safety and Health Administration, the Equal Employment Opportunity Commission, the National Labor Relations Board, the North Carolina Civil Rights Division, the Securities and Exchange Commission or any other government agency charged with enforcement of any law (each a “Government Agency”) to the extent you have a protected right to do so. However, in view of the consideration provided to you under this Agreement, you waive and release any right to recover any monetary damages as a result of such investigation, proceeding, or charge to the fullest extent permitted by law. Notwithstanding the foregoing, this Agreement does not limit your right to receive an award from a Government Agency for information provided to the Government Agency.

11. Third Party Claims. You represent and warrant that you alone are entitled to the Separation Benefits, and agree that any claim to such amounts by any other person or entity by reason of any claim, lien, or debt of yours or otherwise shall be your responsibility, and that you will hold harmless, indemnify, and defend each of the Releasees from any claim or action brought by any person or entity against any of the Releasees making any claim to all or part of the Separation Benefits.

12. Section 409A Compliance. It is intended that any payments and benefits provided for by this Agreement either be exempt from or compliant with Section 409A of the Internal Revenue Code (“Section 409A”), and this Agreement will be interpreted in accordance with this intent. Notwithstanding any other provision of the Agreement, if it is determined that you are a “specified employee” (within the meaning of Section 409A) and that any amount or benefit payable under the Agreement (i) is subject to Section 409A and (ii) is payable solely because you incurred a “separation from service” (within the meaning of Section 409A), then such amount or benefit will be subject to delayed payment in accordance with Section 14 of the Change in Control Agreement. Notwithstanding any other provision of this Agreement, neither Company nor any other Releasee make any representation that the payments and benefits provided for by this Agreement are exempt from or compliant with Section 409A, and neither Company nor any other Releasee will be liable to you or any other person for any adverse tax consequences under Code Section 409A or any other provision of the Internal Revenue Code.

13. Voluntary and Knowing Acknowledgments. You acknowledge, affirm, and agree that:

a. You have read the Agreement in its entirety, understand its terms and its legal and binding effect, and are acting voluntarily, knowingly, and of your own free will in executing it.

b. The Separation Benefits to be provided to you under this Agreement: (1) exceeds anything of value to which you would otherwise be entitled in the absence of this Agreement; (2) fully and completely resolves any and all claims you and any attorney you may have retained may have against Company or any other Releasee for attorney’s fees, costs, disbursements, and the like; and (3) is sufficient consideration for your promises under this Agreement.

c. You have been advised by Company in this writing to consult with an attorney of your choice before signing this Agreement and have done so to the extent you desired.

d. You have had a reasonable period of time of 21-calendar days to consider the terms of this Agreement. You may elect to execute this Agreement before the end of such 21-calendar day period and, if you do so, you represent and warrant that your decision to do so was made knowingly, voluntarily, and with the understanding that you could have had the opportunity to consider this Agreement for the entire 21-day calendar period, except that you may not execute this Agreement before close of business on the Separation Date and any effort by you to do so will be null, void and of no effect.

e. Any changes to this Agreement made after the date it is first given to you, whether they are material or immaterial, do not restart the 21-calendar day period. You have until the end of such 21-calendar day period to deliver an executed copy of this Agreement via email to alan.korman@cmco.com.

f. You will have seven (7) days after signing this Agreement to revoke your acceptance by delivering written notice of such revocation via email to alan.korman@cmco.com before the end of the seven (7) day period. In the event of such a revocation by you, this Agreement shall be null and void and Company will have no obligations under it.

g. This Agreement shall not become effective until the eighth (8th) day after you sign it, provided that you have not exercised your right to revoke, and the date this Agreement becomes effective under this subsection (g) shall be the “Effective Date” of this Agreement. No payments due to you under this Agreement will be made before the Effective Date.

h. You have: (1) been paid in full for all work performed for Company and any other Releasee, except with respect to wages that have not yet become payable under Company’s normal payroll schedule; (2) received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which you may be entitled, except as specifically provided in this Agreement; and (3) not been treated differently by any Releasee for any impermissible purpose, including but not limited to sex, race, color, religion, creed, age, disability, or protected conduct.

i. Nothing in this Agreement shall be deemed or construed as an express or implied policy or practice of Company or any other Releasee to provide severance, separation pay, or other benefits to any other individuals.

j. The restrictions contained in Section 5 of this Agreement are reasonable and necessary to protect Company’s legitimate business interests and are a material inducement for Company to provide you with the Separation Benefits under this Agreement. A violation of Section 5 of this Agreement is a material breach of this Agreement and may be enforceable by termination of the Separation Benefits, injunctive relief, an award of damages, a combination thereof, or any other lawful remedy or remedies.

14. Entire Agreement. This Agreement, together with the Change in Control Agreement sets forth the entire agreement between the Parties hereto and fully supersedes any prior or contemporaneous agreements or understandings between the Parties, except as otherwise noted herein.

15. Miscellaneous. This Agreement will be governed and construed in accordance with laws of the State of North Carolina, without regard to conflict of law principles. Each of the Parties to this Agreement consents to submit to the personal jurisdiction and venue of the federal and state courts in Mecklenburg County, North Carolina in any action or proceeding arising out of or relating to this Agreement and specifically waives any right to attempt to deny or defeat personal jurisdiction of such courts by motion or request for leave from any such court. Each of the Parties further waives any right to seek change of venue from such courts due to inconvenient forum or other similar justification and will pay to the other Party the costs associated with responding to or otherwise opposing any motion or request for such relief. This Agreement constitutes the entire agreement between you and Company with respect to the subject matter hereof and supersedes any prior written or oral agreements and understandings between the Parties regarding such subject matter, except that the previously executed Non-Disclosure Agreements will continue in accordance with its terms. This Agreement may be modified only by written agreement signed by you and Company. Company may assign this Agreement at any time. You may not assign this Agreement or any part hereof and any purported assignment by you will be null, void and of no effect from the initial date of purported assignment. No waiver by either Party of any breach of this Agreement by the other Party may be deemed a waiver of any other breach, nor may a Party’s failure of or delay in exercising any right, power, or privilege under this Agreement operate as a waiver of that or any other right, power, or privilege.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have voluntarily, and with full knowledge and understanding of its contents, executed this Agreement.

Columbus McKinnon Corporation		Gregory P. Rustowicz

By:	/s/ Alan S. Korman	/s/ Gregory P. Rustowicz
Name:	Alan S. Korman
Title:	Senior Vice President, General Counsel,
Corp. Development and Secretary

Date: July 1, 2026		Date: July 1, 2026